Exhibit 4.1

EVERSOURCE ENERGY

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

AS TRUSTEE

TWENTY-third SUPPLEMENTAL INDENTURE

Dated as of October 1, 2025

Supplemental to the Indenture dated as of April 1, 2002

Senior Notes, Series HH, Due 2030

TWENTY-third SUPPLEMENTAL INDENTURE, dated as of October 1, 2025 (this “Twenty-Third Supplemental Indenture”), between EVERSOURCE ENERGY, a voluntary association duly organized and existing under the laws of the Commonwealth of Massachusetts (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor trustee to The Bank of New York), a national banking association, as Trustee under the Original Indenture referred to below (the “Trustee”).

RECITALS OF THE COMPANY

The Company has heretofore executed and delivered to the Trustee an indenture dated as of April 1, 2002 (the “Original Indenture”), as supplemented and amended, to provide for the issuance from time to time of its notes, debentures or other evidences of indebtedness (the “Securities”), the form and terms of which are to be established as set forth in Sections 201 and 301 of the Original Indenture.

Section 901 of the Original Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, (a) the purpose of establishing the form and terms of the Securities of any series as permitted by Sections 201 and 301 of the Original Indenture, (b) changing any of the provisions of the Original Indenture as they apply to any series of Securities created by such supplemental indenture and (c) amending the Original Indenture in a manner not materially adverse to Holders.

The Company has previously executed and delivered to the Trustee twenty-two supplemental indentures which are part of the Indenture for the purposes recited therein and for the purpose of issuing Securities under the Indenture, the currently outstanding series of which are set forth in the following table:

Supplemental Indenture	Date	Series	Amount	Currently Outstanding
Seventh	March 1, 2016	Senior Notes, Series J, Due 2026	$250,000,000	$250,000,000
Tenth	January 1, 2018	Senior Notes, Series M, Due 2028	$450,000,000	$450,000,000
Eleventh	December 1, 2018	Senior Notes, Series O, Due 2029	$500,000,000	$500,000,000
Twelfth	January 1, 2020	Senior Notes, Series P, Due 2050	$350,000,000	$350,000,000
Thirteenth	August 1, 2020	Senior Notes, Series P, Due 2050	$300,000,000	$300,000,000
Thirteenth	August 1, 2020	Senior Notes, Series R, Due 2030	$600,000,000	$600,000,000
Fourteenth	March 1, 2021	Senior Notes, Series S, Due 2031	$350,000,000	$350,000,000
Fifteenth	August 1, 2021	Senior Notes, Series U, Due 2026	$300,000,000	$300,000,000
Sixteenth	February 1, 2022	Senior Notes, Series V, Due 2027	$650,000,000	$650,000,000
Sixteenth	February 1, 2022	Senior Notes, Series W, Due 2032	$650,000,000	$650,000,000
Seventeenth	June 1, 2022	Senior Notes, Series Y, Due 2027	$600,000,000	$600,000,000
Eighteenth	March 1, 2023	Senior Notes, Series Z, Due 2028	$750,000,000	$750,000,000
Nineteenth	May 1, 2023	Senior Notes, Series Z, Due 2028	$550,000,000	$550,000,000
Nineteenth	May 1, 2023	Senior Notes, Series AA, Due 2026	$450,000,000	$450,000,000
Nineteenth	May 1, 2023	Senior Notes, Series BB, Due 2033	$800,000,000	$800,000,000
Twentieth	November 1, 2023	Senior Notes, Series CC, Due 2029	$800,000,000	$800,000,000
Twenty-First	January 1, 2024	Senior Notes, Series DD, Due 2027	$350,000,000	$350,000,000
Twenty-First	January 1, 2024	Senior Notes, Series EE, Due 2034	$650,000,000	$650,000,000
Twenty-Second	April 1, 2024	Senior Notes, Series FF, Due 2031	$700,000,000	$700,000,000
Twenty-Second	April 1, 2024	Senior Notes, Series GG, Due 2034	$700,000,000	$700,000,000
		Total Outstanding Principal Amount:		$10,750,000,000

The Company desires to create a new series of Securities which is to be designated the “Senior Notes, Series HH, Due 2030” in the aggregate principal amount of $600,000,000 (the “Series HH Notes”) and all action on the part of the Company necessary to authorize the issuance of the Series HH Notes under the Original Indenture and this Twenty-Third Supplemental Indenture has been duly taken.

All acts and things necessary to make the Series HH Notes, when executed by the Company and completed, authenticated and delivered by the Trustee as provided in the Original Indenture and this Twenty-Third Supplemental Indenture, the valid and binding obligations of the Company and to constitute these presents a valid and binding supplemental indenture and agreement according to its terms, have been done and performed.

NOW, THEREFORE, THIS TWENTY-third SUPPLEMENTAL INDENTURE WITNESSETH:

That in consideration of the premises and of the acceptance and purchase of the Series HH Notes by the Holders thereof and of the acceptance of this trust by the Trustee, the Company covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders of the Series HH Notes, as follows:

ARTICLE 1
Definitions

The use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Original Indenture and the form of the Series HH Notes attached hereto as Exhibit A.

ARTICLE 2
Terms and Issuance of the Senior Notes, Series HH, Due 2030

Section 201.         Issue of Series HH Notes.

A series of Securities which shall be designated the “Senior Notes, Series HH, Due 2030” (the “Series HH Notes”) shall be executed, authenticated and delivered from time to time in accordance with the provisions of, and shall in all respects be subject to, the terms and conditions and covenants of, the Original Indenture and this Twenty-Third Supplemental Indenture (including the form of Series HH Note attached hereto as Exhibit A). The aggregate principal amount of the Series HH Notes that will initially be authenticated and delivered under this Twenty-Third Supplemental Indenture shall not, except as permitted by the provisions of the Original Indenture, exceed $600,000,000. Additional Series HH Notes, without limitation as to amount, having substantially the same terms as the Series HH Notes (except a different issue date, issue price and bearing interest from the last Interest Payment Date to which interest has been paid or duly provided for on the Outstanding Series HH Notes, and, if no interest has been paid, from October 17, 2025) may also be issued by the Company pursuant to this Twenty-Third Supplemental Indenture without the consent of the existing Holders of the Series HH Notes, provided that an Event of Default has not occurred and is continuing with respect to the Series HH Notes. Such additional Series HH Notes shall be consolidated and form a part of the same series as the outstanding Series HH Notes.

Section 202.         Form of Series HH Notes; Incorporation of Terms.

The Series HH Notes shall be in substantially the form set forth in Exhibit A attached hereto. The terms of the Series HH Notes contained in such form are hereby incorporated herein by reference and are made a part of this Twenty-Third Supplemental Indenture.

Section 203.         Global Security; Depositary for Global Securities.

The Series HH Notes shall be issued initially in the form of a Global Security. The Depositary for any Global Securities of the series of which the Series HH Notes are a part shall be The Depository Trust Company, New York, New York.

Section 204.         Limitation on Liens.

The provisions of Section 1007 of the Original Indenture shall be applicable to the Series HH Notes.

Section 205.         Sale and Leaseback Transactions.

The provisions of Section 1012 of the Original Indenture shall be applicable to the Series HH Notes.

Section 206.         Place of Payment.

The Place of Payment in respect of the Series HH Notes shall be at the Corporate Trust Office, which, at the date hereof, is located at 500 Ross Street, 12th Floor, Pittsburgh, Pennsylvania 15262, Attention: Corporate Trust Administration.

ARTICLE 3

Section 301.         Redemption of Series HH Notes

Prior to the Par Call Date (defined below), the Company may redeem the Series HH Notes at its option, in whole or in part, at any time and from time to time, on not less than 10 nor more than 60 days’ prior written notice mailed (or delivered by electronic transmission in accordance with the applicable procedures of DTC) to the holders of the Series HH Notes, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•	(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series HH Notes to be redeemed discounted to the redemption date (assuming the Series HH Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 15 basis points less (b) interest accrued to the date of redemption, and

•	100% of the principal amount of the Series HH Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date (defined below), the Company may redeem the Series HH Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Series HH Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Section 302.         Definitions Applicable to Redemption Provisions.

As used in this Article Three:

“Par Call Date” means, November 15, 2030 (the date that is one month prior to the maturity date of the Series HH Notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities - Treasury constant maturities - Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields - one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life - and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no responsibility to calculate the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Series HH Notes to be redeemed.

In the case of a partial redemption, selection of the Series HH Notes for redemption will be made by lot or pursuant to the applicable depositary’s procedures. No notes of a principal amount of $2,000 or less will be redeemed in part. If any Series HH Note is to be redeemed in part only, the notice of redemption that relates to such Series HH Note will state the portion of the principal amount of the Series HH Note to be redeemed. A new Series HH Note in a principal amount equal to the unredeemed portion of the Series HH Note will be issued in the name of the holder of the Series HH Note upon surrender for cancellation of the original Series HH Note. For so long as the Series HH Notes are held by DTC (or another depositary), the redemption of the Series HH Notes shall be done in accordance with the policies and procedures of the depositary.

On and after the redemption date interest will cease to accrue on the Series HH Notes or portions thereof called for redemption. Prior to any redemption date, the Company is required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the Series HH Notes to be redeemed on such date.

Any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of a related transaction or event, as the case may be, and any notice of redemption made in connection with a related transaction or event may, at the Company’s discretion, be given prior to the completion or the occurrence thereof. If such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, at the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Company in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date as so delayed, or that such notice may be rescinded at any time in the Company’s discretion if in its good faith judgment any or all of such conditions will not be satisfied. If any such condition precedent has not been satisfied, the Company shall provide written notice prior to the close of business on the business day immediately prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the Series HH Notes shall be rescinded or delayed as provided in such notice.

ARTICLE 4
Provisions of the Original Indenture Solely Applicable to the Series HH Notes

Section 401.         Section 101 of the Original Indenture.

Solely with respect to the Series HH Notes, the following definition shall be added after the definition of “Discharged” in Section 101:

““Electronic Means” means the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.”

Section 402.         Section 105 of the Original Indenture.

Solely with respect to the Series HH Notes, the following paragraph shall be added at the end of Section 105:

“The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.”

Section 403.           Section 401 of the Original Indenture.

Section 401 of the Original Indenture shall not apply to the Series HH Notes. Section 401 of the Original Indenture is hereby amended in its entirety with respect to the Series HH Notes to state:

“SECTION 401.           Satisfaction and Discharge of Indenture.

This Indenture shall upon Company Request cease to be of further effect, and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when

(1)	either (A) all Securities theretofore authenticated and delivered (other than (x) Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 306 hereof and (y) Securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 1003 hereof) have been delivered to the Trustee for cancellation; or (B) all such Securities not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be irrevocably deposited (in each case except as provided in Section 402(c) hereof and the last paragraph of Section 1003 hereof) with the Paying Agent or with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge, or has otherwise paid, the entire Indebtedness on such Securities for principal and interest, if any;

(2)	the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(3)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with;

provided, however, that if the Trustee or any Paying Agent is required to return any money deposited with it as described in this Section 401 to the Company or its representative under any applicable Federal or state bankruptcy, insolvency or similar law, this Indenture shall retroactively be deemed not to have been satisfied and discharged and automatically shall be reinstated and shall remain in full force and effect without any further action, but the Company shall execute and deliver such instruments as the Trustee shall reasonably request to evidence and acknowledge the same.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 607 hereof, the obligations of the Trustee to any Authenticating Agent under Section 614 hereof and, if money shall have been deposited with the Paying Agent or the Trustee pursuant to subclause (B) of clause (1) of this Section 401, the obligations of the Company and the Trustee under Sections 401, 402, 1002 and 1003 hereof shall survive.”

SECTION 404.         Section 403 of the Original Indenture.

Section 403 of the Original Indenture shall not apply to the Series HH Notes. Section 403 of the Original Indenture is hereby amended in its entirety with respect to the Series HH Notes to state:

“SECTION 403.       Satisfaction, Discharge and Defeasance of the Notes.

The Company shall be deemed to have paid and Discharged the entire Indebtedness on all the Outstanding Notes upon the deposit referred to in subparagraph (1) hereof, and the provisions of this Indenture, as they relate to such Outstanding Notes, shall no longer be in effect (and the Trustee, at the expense of the Company, shall at Company Request execute proper instruments acknowledging the same), except as to:

(a)	the rights of Holders of the Notes to receive, from the trust funds described in subparagraph (1) hereof, payment of the principal of (and premium, if any) or interest, if any, on the Outstanding Notes on the Stated Maturity; or to and including the Redemption Date irrevocably designated by the Company pursuant to subparagraph (4) hereof;

(b)	the Company's obligations with respect to such Notes under Sections 305, 306, 1002 and 1003 hereof and, if the Company shall have irrevocably designated a Redemption Date pursuant to subparagraph (5) hereof, Sections 1101, 1104 and 1106 hereof as they apply to such Redemption Date;

(c)	the Company's obligations with respect to the Trustee under Section 607 hereof; and

(d)	the rights, powers, trust and immunities of the Trustee hereunder and the duties of the Trustee under Section 402 hereof and, if the Company shall have irrevocably designated a Redemption Date pursuant to subparagraph (5) hereof, Article 11 and the duty of the Trustee to authenticate Notes on registration of transfer or exchange;

provided that, the following conditions shall have been satisfied:

(1)	the Company has irrevocably deposited or caused to be irrevocably deposited (in each case except as provided in Section 402(c) hereof and the last paragraph of Section 1003 hereof) with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, an amount of (i) money, or (ii) U.S. Government Obligations or a combination of money and U.S. Government Obligations, in each case sufficient, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which the Trustee shall be instructed to apply to pay and discharge, the principal of and interest, if any, on the Notes on the Stated Maturity or to and including the Redemption Date irrevocably designated by the Company pursuant to subparagraph (4) hereof; provided, however, that (A) all money and U.S. Government Obligations deposited pursuant to this Section 403 shall be denominated in U.S. Dollars; and (B) U.S. Government Obligations shall be valued at the amount of money that they will provide through the payment of principal and interest in respect thereof in accordance with their terms no later than one day prior to the Stated Maturity or such Redemption Date, and shall not contain provisions permitting the redemption or other prepayment at the option of the issuer thereof prior to the Stated Maturity or such Redemption Date;

(2)	no Event of Default or event which with notice or lapse of time would become an Event of Default (including by reason of such deposit) with respect to the Notes shall have occurred and be continuing on the date of such deposit;

(3)	the Company has delivered to the Trustee an unqualified opinion, in form and substance reasonably acceptable to the Trustee, of independent counsel of national standing selected by the Company and satisfactory to the Trustee to the effect that (i) Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit, defeasance and discharge, which opinion shall be based on a change in law or a ruling by the U.S. Internal Revenue Service after the date hereof and (ii) the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940;

(4)	if the Company has deposited or caused to be deposited money or U.S. Government Obligations to pay or discharge the principal of (and premium, if any) and interest, if any, on the Outstanding Securities of a series to and including a Redemption Date on which all of the Outstanding Securities of such series are to be redeemed, such Redemption Date shall be irrevocably designated by a Board Resolution delivered to the Trustee on or prior to the date of deposit of such money or U.S. Government Obligations, and such Board Resolution shall be accompanied by an irrevocable Company Request that the Trustee give notice of such redemption in the name and at the expense of the Company not less than 30 nor more than 60 days prior to such Redemption Date in accordance with Section 1104 hereof;

(5)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Securities have been complied with.

The condition set forth in clause (i) of subparagraph (3) hereof shall not apply if the Company shall have complied with the remaining conditions of subparagraphs 1-5 hereof as of a date which is no more than 60 days prior to the maturity date.

Anything herein to the contrary notwithstanding, (a) if the Trustee or any Paying Agent is required to return any money or U.S. Government Obligations deposited with it pursuant to this Section 403 to the Company or its representative under any Federal or state bankruptcy, insolvency or similar law, such Security shall thereupon be deemed retroactively not to have been paid and any satisfaction and discharge of the Company’s Indebtedness in respect thereof shall retroactively be deemed not to have been effected, and such Security shall be deemed to remain Outstanding and the provisions of the Indenture relating to such Security shall be reinstated and shall remain in full force and effect and (b) any satisfaction and discharge of the Company’s Indebtedness in respect of any Security shall be subject to the provisions of the last paragraph of Section 1003.”

Section 405.         Section 1009 of the Original Indenture.

Subparagraph (1) of Section 1009 of the Original Indenture shall not apply to the Series HH Notes. Subparagraph (1) of Section 1009 of the Original Indenture is hereby amended in its entirety with respect to the Series HH Notes to state:

“the Company has irrevocably deposited or caused to be irrevocably deposited (in each case except as provided in Section 402(c) hereof and the last paragraph of Section 1003 hereof) with the Trustee (specifying that each deposit is pursuant to this Section 1009) as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, an amount of (i) money or (ii) U.S. Government Obligations or a combination of money and U.S. Government Obligations, in each case sufficient, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which the Trustee shall be instructed to apply to pay and discharge, the principal of and each installment of principal and interest, if any, on the Notes on the Stated Maturity of such principal or to and including the Redemption Date irrevocably designated by the Company pursuant to subparagraph (4) of this Section 1009; provided, however, that (A) all money and U.S. Government Obligations deposited pursuant to this Section 1009 shall be denominated in U.S. Dollars; and (B) U.S. Government Obligations shall be valued at the amount of money that they will provide through the payment of principal and interest in respect thereof in accordance with their terms no later than one day prior to the Stated Maturity or such Redemption Date and shall not contain provisions permitting the redemption or other prepayment at the option of the issuer thereof prior to the Stated Maturity;”

ARTICLE 5
Miscellaneous

Section 501.         Execution as Supplemental Indenture.

This Twenty-Third Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this Twenty-Third Supplemental Indenture forms a part thereof.

Section 502.         Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Twenty-Third Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 503.         Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 504.         Successors and Assigns.

All covenants and agreements by the Company in this Twenty-Third Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 505.         Separability Clause.

In case any provision in this Twenty-Third Supplemental Indenture or in the Series HH Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 506.         Benefits of Twenty-Third Supplemental Indenture.

Nothing in this Twenty-Third Supplemental Indenture or in the Series HH Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Twenty-Third Supplemental Indenture.

Section 507.         Trustee.

The Trustee shall have no responsibility for the recitals contained in this Twenty-Third Supplemental Indenture, all of which shall be taken as the statements of the Company, or for the validity or sufficiency of this Twenty-Third Supplemental Indenture. In acting hereunder, the Trustee shall have the rights, protections and immunities granted to it under the Original Indenture.

Section 508.         Governing Law.

This Twenty-Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 509.         Execution and Counterparts.

This Twenty-Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 510.         Liability of Trustees and Shareholders.

The Declaration of Trust of the Company provides that no shareholder of the Company shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the trustees of the Company or by any officer, agent or representative elected or appointed by the trustees and no such contract, obligation or undertaking shall be enforceable against the trustees or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the trustees as such, and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

Section 511.         Certain Tax Matters.

The Trustee shall be entitled to deduct FATCA Withholding Tax, and shall have no obligation to gross-up any payment thereunder or to pay any additional amount as a result of such FATCA Withholding Tax. The Company hereby covenants with the Trustee that it will provide the Trustee with sufficient information so as to enable the determination of whether any payments pursuant to this Twenty-Third Supplemental Indenture are subject to the withholding requirements described in Section 1471(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“FATCA Withholding Tax”).

Section 512.         Economic Sanctions.

(a)            The Company covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the US Government, (including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury or the US Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively “Sanctions”);

(b)            The Company covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers will directly or indirectly use any payments made pursuant to this Twenty-Third Supplemental Indenture, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Third Supplemental Indenture to be duly executed, all as of the day and year first above written.

EVERSOURCE ENERGY

By:	/s/ Matthew P Fallon
Matthew P. Fallon
Assistant Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N. A.,
as Trustee

By:	/s/ Terence Rawlins
Name: Terence Rawlins
Title: Vice President

Exhibit A

[Form of Face of Global Security]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Eversource Energy or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EVERSOURCE ENERGY

SENIOR NOTES, SERIES HH, DUE 2030

CUSIP NO. 30040WBB3

$__________

No. ____

EVERSOURCE ENERGY, a voluntary association duly organized and existing under the laws of the Commonwealth of Massachusetts (the “Company”, which term includes any successor entity under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ________________________ ($__________) on December 15, 2030 (the “Final Maturity”), and to pay interest thereon from October 17, 2025 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2026, at the rate of 4.45% per annum, until the principal hereof is paid or made available for payment and, subject to the terms of the Indenture, at the same rate on any overdue principal and premium and (to the extent that the payment of such interest shall be legally enforceable) on any overdue installment of interest.

The amount of interest payable for any period other than a complete interest payment period will be computed on the basis of a 360-day year consisting of twelve thirty-day months and, for any period shorter than a full month, on the basis of the actual number of days elapsed in such period. In any case where any Interest Payment Date, the Stated Maturity or Redemption Date is not a Business Day, then payment of principal and interest, if any, or principal and premium, if any, payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on such date. A “Business Day” shall mean any day, except a Saturday, a Sunday or a legal holiday in New York, New York or in Pittsburgh, Pennsylvania on which banking institutions are authorized or required by law, regulation or executive order to close.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be (1) the Business Day next preceding such Interest Payment Date if this Security remains in book-entry only form or (2) the 15th calendar day (whether or not a Business Day) next preceding such Interest Payment Date if this Security does not remain in book-entry only form. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any interest on this Security will be made at the office or agency of the Company maintained for that purpose at the Corporate Trust Office of the Trustee in Pittsburgh, Pennsylvania, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

This Security has initially been issued in the form of a Global Security, and the Company has initially designated The Depository Trust Company, New York, New York (the “Depositary,” which term shall include any successor depositary), as the Depositary for this Security. For as long as this Security or any portion hereof is issued in such form, and notwithstanding the previous paragraph, all payments of interest, principal and other amounts in respect of this Security or portion thereof shall be made to the Depositary or its nominee in accordance with its applicable policies and procedures, in the coin or currency specified above and as further provided on the reverse hereof.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Form of Reverse of Global Security]

EVERSOURCE ENERGY

SENIOR NOTES, SERIES HH, DUE 2030

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of April 1, 2002, as amended and supplemented from time to time and as supplemented by the Twenty-Third Supplemental Indenture dated as of October 1, 2025 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor trustee to The Bank of New York), as Trustee (herein called the “Trustee,” which term includes any successor trustee under Indenture), as to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $__________. The provisions of this Security, together with the provisions of the Indenture, shall govern the rights, obligations, duties and immunities of the Holder, the Company and the Trustee with respect to this Security, provided that, if any provision of this Security conflicts with any provision of the Indenture, the provision of this Security shall be controlling to the fullest extent permitted under the Indenture.

The Securities of this series are subject to redemption upon not less than ten (10) or more than sixty (60) days’ notice by mail to the Holders of such securities at their addresses in the Security Register, at the option of the Company, in whole or in part, from time to time. If the Company elects to redeem the Securities, it will do so at a Redemption Price set forth in Section 301 of the Twenty-Third Supplemental Indenture between the Company and the Trustee, dated October 1, 2025, which established the terms of the Securities.

Except as otherwise provided in the Indenture, if notice has been given as provided in the Indenture and funds for the redemption of any Securities (or any portion thereof) called for redemption shall have been made available on the Redemption Date referred to in such notice, such Securities (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Securities will be to receive payment of the Redemption Price.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Securities of this series will not be subject to any sinking fund.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (voting as one class). The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the time, place and rate, and in the coin or currency, herein prescribed.

This Security shall be exchangeable for Securities registered in the names of Persons other than the Depositary with respect to such series or its nominee only as provided in this paragraph. This Security shall be so exchangeable if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such series or at any time ceases to be a clearing agency registered as such under the Securities Exchange Act of 1934, (y) the Company executes and delivers to the Trustee an Officers’ Certificate providing that this Security shall be so exchangeable or (z) there shall have occurred and be continuing an Event of Default with respect to the Securities of the series of which this Security is a part. Securities so issued in exchange for this Security shall be of the same series, having the same interest rate, if any, and maturity and having the same terms as this Security, in authorized denominations and in the aggregate having the same principal amount as this Security and registered in such names as the Depositary for such Global Security shall direct.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of a Security of the series of which this Security is a part is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of the series of which this Security is a part are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 thereafter. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

For so long as this Security is issued in the form of a Global Security, neither the Company nor the Trustee will have any responsibility with respect to the policies and procedures of the Depositary or for any notices or other communications among the Depositary, its direct and indirect participants or the beneficial owners of this Security.

Neither the failure to give any notice nor any defect in any notice given to the Holder of this Security or any other Security of this series will affect the sufficiency of any notice given to any other Holder of any Securities of this series.

The Indenture provides that the Company, at its option (a) will be discharged from any and all obligations in respect of the Securities (except for certain obligations to register the transfer or exchange of Securities, replace stolen, lost or mutilated Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, in each case if the Company deposits, in trust, with the Trustee money or U.S. Government Obligations which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount sufficient to pay all the principal of and premium, if any and interest, if any, on the Securities on the dates such payments are due in accordance with the terms of such Securities, and certain other conditions are satisfied.

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any trustee, incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Declaration of Trust of the Company provides that no shareholder of the Company shall be held to any liability whatsoever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the trustees of the Company or by any officer, agent or representative elected or appointed by the trustees and no such contract, obligation or undertaking shall be enforceable against the trustees or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the trustees as such, and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security not defined herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

[The remainder of this page left blank intentionally.]

IN WITNESS WHEREOF, Eversource Energy has caused this instrument to be duly executed.

EVERSOURCE ENERGY

By:
Matthew P. Fallon
Assistant Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

Dated: October 17, 2025

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:
Authorized Signatory